UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2005

SKYWORKS SOLUTIONS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-5560 (Commission File Number)	04-2302115 (IRS Employer Identification No.)

20 Sylvan Road, Woburn, Massachusetts 01801
(Address of principal executive offices) (Zip Code)

(781) 376-3000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement.

On June 27, 2005, Skyworks Solutions, Inc.’s (“the Company”) Board of Directors modified the terms of certain options to purchase the Company’s common stock held by Mr. Donald R. Beall, a former director of the Company who retired on April 28, 2005. Specifically, the vesting of 36,750 of Mr. Beall’s outstanding stock options was accelerated such that they are now exercisable. In addition, the exercise period for 73,500 of Mr. Beall’s stock options (including the 36,750 accelerated options discussed above) was extended so that, instead of expiring on July 28, 2005, such options would continue to be exercisable until April 28, 2007. The options affected have exercise prices ranging from $6.24 to $11.75. These modifications did not affect 258,514 of Mr. Beall’s other outstanding options, which were fully vested pursuant to their original terms at the time of his retirement and expire at various times beginning July 28, 2005, and ending April 28, 2010. In accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, the modification of 13,500 of the above-referenced stock options will not affect the Company’s financial statements because the exercise price for such options was higher than the market price of the Company’s stock at the modification date. Therefore, the intrinsic value of such stock options was zero at the date of the modification, and no additional compensation cost will result. The modification of the other 60,000 above-referenced options will result in the Company incurring a non-cash charge of $57,450 since the exercise price for such options was lower than the market price of the Company’s stock at the modification date. In addition, fixed stock option accounting continues to apply to all of the modified stock options because neither the number of stock options nor the exercise price of such stock options was changed as a result of the modification. None of the Company’s stock option plans was affected by the aforementioned modifications.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKYWORKS SOLUTIONS, INC.
	By:	/s/ Allan M. Kline
Date: July 1, 2005		Allan M. Kline
Chief Financial Officer